UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/07/2015

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

28 Liberty Street, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On June 7, 2015, Assurant, Inc. (the "Company") concluded its comprehensive review of strategic alternatives for the Assurant Health business segment as the Company sharpens its focus on housing and lifestyle specialty protection products and services. The Company will begin a process to wind down its major medical operations and expects to substantially complete its exit of the health insurance market by the end of 2016. As part of this process, Assurant has reached an agreement in principle to sell its supplemental and small-group self-funded lines of business and certain other assets to National General Holdings Corp., subject to final documentation and regulatory approval.

The Company estimates that total pre-tax costs related to its exit of the health insurance market will be approximately $175 million to $250 million. Such costs include:

-        $60 million to $110 million related to premium deficiency reserves,
-        $85 million to $95 million related to severance and retention,
-        $25 million to $35 million related to long-lived asset impairments and contract and lease terminations, and
-        $5 million to $10 million related to other transaction costs.

The Company expects future premiums and current policyholder reserves to be inadequate to cover future claim payments and direct expenses during the wind down. As a result, the Company plans to record premium deficiency reserves for the period July 1, 2015 through December 31, 2016, net of recoverables under the Affordable Care Act ("ACA") risk mitigation programs. The range reflects uncertainty as to future claims experience on major medical policies, estimated recoverables under ACA risk-mitigation programs and timing and amount of expense reductions over the course of the wind down.

The Company's consolidated pre-tax results for the second quarter of 2015 will include approximately $100 million to $165 million of the total exit-related charges and the Company expects approximately $25 million to $35 million will be recorded in the second half of the year. The Company estimates total future incremental cash expenditures related to these costs will be $95 million to $110 million.

Additional charges and future cash expenditures may be incurred in 2015 and thereafter in connection with the exit. At this time, the Company is not able, in good faith, to make a determination of the timing or estimated amount or range of amounts to be incurred for any such additional charges or future cash expenditures. As permitted by Item 2.05 of Form 8-K, the Company will therefore file an amendment to this report upon the determination of such amounts.

CAUTIONARY STATEMENT - Some of the statements included in this Form 8-K, particularly those projecting the timing and amount of charges related to the wind down and exit, may be forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual charges and timing may differ materially from those projected herein due to numerous factors, including the Company's ability to implement the exit as planned, effective tax rates and unanticipated charges that may occur as a result of these actions. The Company undertakes no obligation to update any forward-looking statements in this Form 8-K as a result of new information or future events or developments. For a detailed discussion of risk factors that could affect our results, please refer to the risk factors identified in our annual and periodic reports, including but not limited to our 2014 Annual Report on Form 10-K and our First Quarter 2015 Form 10-Q, each as filed with the U.S. Securities and Exchange Commission.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

99.1    News Release, dated June 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: June 10, 2015	By:	/s/ Stephen W. Gauster
Stephen W. Gauster
Senior Vice President, Chief Corporate Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	News Release, dated June 10, 2015.